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EXHIBIT 11


                            SBI COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                            FOR THE SIX MONTHS ENDED
                             JUNE 30 , 1997 AND 1998

                                            Six Months       Six Months
                                              Ended            Ended
                                           June 30, 1997    June 30, 1998
                                           -------------   --------------
Shares outstanding:                           5,345,439        5,570,439
Weighted average shares outstanding           5,345,439        5,570,439
Net loss                                   $   (366,233)    $   (280,209)
Preferred Dividend                                --               --
                                           ------------     ------------
Total                                          (366,233)        (280,209)
Net loss per share                         $      (0.07)   $       (0.05)









































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